Exhibit 99.1

102 Duffy Avenue, Hicksville, NY 11801 • Phone: (516) 683-4420 • flagstar.com

NEWS RELEASE	Investor Contact:

FOR IMMEDIATE RELEASE	Salvatore J. DiMartino
(516) 683-4286

Media Contact:
Steven Bodakowski
(248) 312-5872

New York Community Bancorp, Inc. Bolsters Executive Team with Four Strategic Appointments

HICKSVILLE, N.Y., April 12, 2024 — New York Community Bancorp, Inc. (NYSE: NYCB) proudly announces the appointment of four distinguished leaders to its executive management team, effective immediately. These strategic appointments signify the Company’s commitment to enhancing its operational capabilities, fortifying its risk and compliance framework, and driving sustainable growth.

Joseph Otting, President, and CEO, commented, “We are thrilled to welcome Craig, Bao, Scott and James to our executive team. Their collective expertise and deep industry knowledge will be instrumental in driving our strategic initiatives forward and solidifying our position as a leading regional bank. These appointments underscore New York Community Bancorp, Inc.’s commitment to fostering a culture of excellence, innovation, and integrity, as it continues to deliver value to shareholders and service to our customers.”

Joining the executive management team are:

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Craig Gifford, SEVP, Chief Financial Officer – Craig brings more than 30 years of banking experience, most recently as EVP, Enterprise Operations with U.S. Bancorp where he led all physical operations, including the distribution strategy for the bank’s branch and ATM network. Previously, he served as U.S. Bancorp’s Corporate Controller, and prior to that, as Chief Accounting Officer and Corporate Controller for Guaranty Financial Group, following a 13-year career in the financial services group of Ernst and Young LLP. Craig brings proven experience in navigating challenging financial environments, including raising capital and delivering profitable results.

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Bao Nguyen, SEVP, General Counsel & Chief of Staff – Bao brings more than 15 years of experience as a financial services attorney. Most recently he served as a Partner for Skadden, Arps, Slate, Meagher & Flom LLP where he advised global and regional financial institutions, fintech and digital asset companies and private equity firms on the regulatory aspects of complex transactions, charters, compliance matters and enforcement issues. Prior to joining Skadden, he held senior positions with the Office of the Comptroller of the Currency (OCC), including as acting Chief Counsel and, most recently, as Principal Deputy Chief Counsel. During his time at the OCC, he oversaw significant policy decisions, rulemaking, transaction reviews and enforcement matters.

Earlier in his career he served as Senior Counsel at the Board of Governors of the Federal Reserve System, and as a Banking Fellow in the U.S. Senate, negotiating key reforms to the U.S. regulatory framework as part of the Dodd-Frank Act.

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Scott Shepherd, SEVP, Head of Commercial Real Estate Lending – Scott is a senior executive with a more than 20-year track record building and leading teams in commercial real estate, creating value through lending, debt restructuring and workouts, financing, and investing in commercial real estate. Most recently, he served as Managing Director, The Ruth Group, a commercial real estate deal sponsor, and operator, where he focused on secured debt financing to acquire and refinance value-add office and industrial conversion properties and complex restructurings. Prior to that he founded Archbell Capital, a commercial real estate bridge lender focused on institutional quality sponsors across property types.

He also spent six years at OneWest Bank as Head of the Commercial Real Estate Group. While there, he launched a $1 billion annual CRE lending business that originated over $3.5 billion in loan commitments and led workouts of $2 billion of acquired loans. He started his real estate finance career at Goldman Sachs, where he was an investment banker for ten years.

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James Simons, EVP, Special Advisor to the CEO – In this newly created role, James will advise on credit administration, portfolio management and lending projects. He brings more than 45 years of banking experience, the last 20 of those serving as Senior Credit Executive/Chief Credit Officer for First Citizens Bank (formerly OneWest Bank and CIT Bank), Associated Bank, Guaranty Bancorp, and U.S. Bancorp. In these positions, he was responsible for a variety of credit functions, problem loan management and served as the primary business line approver for commercial real estate, middle market lending, builder finance, private banking, and asset-based lending. He also brings considerable bank turn-around and loan workout experience, as well as bank regulator experience with the OCC and Resolution Trust Company.

About New York Community Bancorp, Inc.

New York Community Bancorp, Inc. is the parent company of Flagstar Bank, N.A., one of the largest regional banks in the country. The Company is headquartered in Hicksville, New York. On December 31, 2023, the Company had $114 billion of assets, $86 billion of loans, and deposits of $82 billion.

Flagstar Bank, N.A. operates 420 branches, including strong footholds in the Northeast and Midwest and exposure to high growth markets in the Southeast and West Coast. Flagstar Mortgage operates nationally through a wholesale network of approximately 3,000 third-party mortgage originators. In addition, the Bank has 134 private banking teams located in over ten cities in the metropolitan New York City region and on the West Coast, which serve the needs of high-net worth individuals and their businesses.

New York Community Bancorp, Inc. has market-leading positions in several national businesses, including multi-family lending, mortgage origination and servicing, and warehouse lending. The Company is the second largest multi-family portfolio lender in the country and the leading multi-family portfolio lender in the New York City market area, where it specializes in rent-regulated, non-luxury apartment buildings. Flagstar Mortgage is the seventh largest bank originator of residential mortgages for the 12-months ending December 31, 2023, while we are the industry’s fifth largest sub-servicer of mortgage loans nationwide, servicing 1.4 million accounts with $382 billion in unpaid principal balances. Additionally, the Company is the second largest mortgage warehouse lender nationally based on total commitments.

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